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                                                                    EXHIBIT 99.1




[PEABODY LOGO]                                                    PEABODY ENERGY
                                                                  NEWS RELEASE


                                                                  CONTACT:
                                                                  Vic Svec
                                                                  (314) 342-7768



FOR IMMEDIATE RELEASE
July 19, 2002

PEABODY ENERGY (NYSE: BTU) OFFERS
GUIDANCE FOR SECOND QUARTER AND FULL YEAR

ST. LOUIS, JULY 19 -- Peabody Energy (NYSE: BTU) today announced that it expects to report diluted earnings per share totaling $0.45 for the quarter ended June 30, 2002, on EBITDA* of $113.8 million. Peabody will report quarterly results and hold a related conference call on July 24, 2002.

         Based on soft market conditions and force majeure events affecting several customers, Peabody has modified its planned 2002 production and earnings guidance. At present, Peabody has 99 percent of its 180 million tons of anticipated 2002 production committed. Peabody is targeting full-year 2002 EBITDA of $430 million to $450 million, an improvement of 13 to 18 percent over the prior year. The company now targets full-year 2002 EPS of $1.15 to $1.50.

         Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2001 U.S. sales of 194 million tons of coal and $2.7 billion in revenues. Its coal fuels more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.

* EBITDA (also called adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements. Because all companies do not calculate EBITDA identically, the presentation herein may not be comparable to similarly titled measures of other companies.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; timing of reductions in customer coal inventories; future economic conditions; severity of weather; railroad performance; the ability to renew coal sales contracts upon expiration or renegotiation; risks of coal mining including geological conditions; the ability to successfully implement operating strategies; regulatory and court decisions; future legislation; credit and market risk associated with the company's customers; and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.